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                                                                EXHIBIT 23.01

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 26, 2000 (except with respect to the matters discussed in Note 22, as to which the date is March 3, 2000) included in this Form 10-K, into the Company's previously filed Registration Statement No. 333-43985 and Restoration Statement No. 333-88673 relating to the Company's Savings Plan and the 401(K) Savings Plan for Employees of the Louisville Gas and Electric Company who are represented by Local 2100 of IBEW and the WKE Corp. Bargaining Employees' Savings Plan; Post-Effective Amendment No. One to Registration Statement No. 33-56942 and Post-Effective Amendment No.1-C to Registration Statement No. 33-33687 relating to the Automatic Dividend Reinvestment and Stock Purchase Plan of the Company; Registration Statement No. 333-05457 and Post-Effective Amendment No. 2-C to Registration Statement No. 33-33687 relating to the Employee Common Stock Purchase Plan of the Company; Registration No. 333-05459 and Post-Effective Amendment No. Two to Registration Statement No. 33-38557 and Registration Statement No. 333-88653 relating to the Omnibus Long-Term Incentive Plan of the Company; Post-Effective Amendment No. One to Registration Statement No. 33-56525 relating to the Stock Option Plan for Non-Employee Directors of the Company; and Post-Effective Amendment No. One to Registration Statement No. 33-60765 relating to the Deferred Stock Compensation Plan for Non-Employee Directors of the Company.


                                               /s/ Arthur Andersen LLP
                                               ---------------------------
                                                Arthur Andersen LLP

Louisville, Kentucky
March 23, 2000